Exhibit 99.2

FINANCIAL STATEMENTS

UNEV Pipeline, LLC

Year Ended December 31, 2011

UNEV Pipeline, LLC

Financial Statements

Year Ended December 31, 2011

Report of Independent Auditors

The Members of UNEV Pipeline, LLC

UNEV Pipeline LLC

We have audited the accompanying balance sheet of UNEV Pipeline, LLC as of December 31, 2011, and the related statements of operations, changes in partners’ capital and statement of cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UNEV Pipeline, LLC at December 31, 2011 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Dallas, Texas

September 25, 2012

UNEV Pipeline, LLC

Balance Sheet

(In Thousands)

December 31, 2011
Cash and cash equivalents	$3,100
Restricted cash	1,000
Receivable from affiliates	4,080
Other current assets	85

Total current assets	8,265

Properties and equipment, net	401,287

Total assets	$409,552

Accounts payable	$12,268
Payable to affiliates	1,274

Total current liabilities	13,542
Partners’ capital	396,010

Total liabilities & partners’ capital	$409,552

See accompanying notes.

UNEV Pipeline, LLC

Statement of Operations

(In Thousands)

Year Ended
December 31, 2011
Revenues:
Transportation revenue from affliates	$313
Other revenue	2

315
Expenses:
Operating (exclusive of depreciation)	1,992
Depreciation	1,758

3,750

Net loss	$(3,435)

See accompanying notes.

UNEV Pipeline, LLC

Statement of Changes in Partners’ Capital

(In Thousands)

	Sinclair	HFC	Total
Balance December 31, 2010	$63,361	$190,084	$253,445

Contributions made	36,500	109,500	146,000

Net loss	(859)	(2,576)	(3,435)

Balance December 31, 2011	$99,002	$297,008	$396,010

See accompanying notes.

UNEV Pipeline, LLC

Statement of Cash Flows

(In Thousands)

Year ended
December 31, 2011
Cash flows from operating activities:
Net loss	$(3,435)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,758
Increase in current assets
Receivable from affiliates	(1,080)
Restricted cash	(1,000)
Other current assets	(85)
Increase in current liabilities
Accounts payable	4,760
Payable to affiliates	728

Net cash provided by operating activities	1,646
Cash flows from investing activity:
Acquisitions of property and equipment	(162,695)
Cash flows from financing activity:
Cash contributions made	156,500

Decrease in cash and cash equivalents	(4,549)
Cash and cash equivalents at beginning of year	7,649

Cash and cash equivalents at end of year	$3,100

See accompanying notes.

UNEV Pipeline, LLC

Notes to Financial Statements

December 31, 2011

1. Organization and Nature of Business

UNEV Pipeline, LLC (“UNEV”), a Delaware limited liability company, recently completed the UNEV Pipeline, a 400 mile, 12-inch refined products pipeline from Salt Lake City, Utah to Las Vegas, Nevada, together with terminal and ethanol blending facilities in the Cedar City, Utah and North Las Vegas areas and storage facilities at the Cedar City terminal. As of December 31, 2011, a subsidiary of HollyFrontier Corporation (“HFC”) owned 75% of the pipeline with a subsidiary of Sinclair Oil Corporation (“Sinclair”) owning the remaining 25% interest. The cost of constructing this pipeline including terminals and ethanol blending and storage facilities was approximately $410 million. The pipeline was mechanically complete in November 2011, and initial start-up activities commenced in December 2011. In this document, the words “we”, “our”, “ours” and “us” refer to UNEV unless the context otherwise indicates.

2. Accounting Policies

Uses of Estimates – The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents– For purposes of the statements of cash flows, we consider all highly liquid investments with maturity of three months or less at the time of purchase to be cash equivalents. The carrying amounts reported on the balance sheet approximate fair value due to the short-term maturity of these instruments.

Account Receivable – All receivables are due from HFC or Sinclair. Credit is extended based on evaluation of the customer’s financial condition. Credit losses would be charged to income when accounts are deemed uncollectible.

Long-Lived Assets – Properties and equipment are stated at cost. Maintenance, repairs and major replacements are generally expensed as incurred. Costs of replacements constituting improvements are capitalized. We evaluate long-lived assets, for potential impairment by identifying whether indicators of impairment exist and, if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss, if any, to be recorded is equal to the amount by which a long-lived asset’s carrying value exceeds its fair value. No impairments of long-lived assets were recorded during the period included in these financial statements.

Depreciation – Depreciation is computed using the straight-line method at annual rates following depreciation over the estimated useful lives of the assets, primarily 25 years for terminal facilities and tankage, 30 years for pipelines, and 5-10 years for corporate and other assets.

Revenue Recognition – Revenues are recognized as products are shipped through our pipelines and terminals or other services have been rendered. Billings to customers for obligations under their quarterly minimum revenue commitments are recorded as deferred revenue liabilities if the customer has the right to receive future services for these billings.

Taxes billed and collected from our pipeline and terminal customers are recorded on a net basis with no effect on net income.

UNEV Pipeline, LLC

Notes to Financial Statements (continued)

Income Tax – We are organized as a pass-through for federal income tax purposes. As a result, our partners are responsible for federal income taxes based on their respective share of taxable income. UNEV’s operating jurisdictions are Utah and Nevada both of which conform to the federal pass-through entity tax treatment and do not levy taxes on federal tax partnerships. While UNEV is part of unitary group for Texas Franchise tax purposes which did levy entity level tax with HFC for the calendar year ended December 31, 2011, UNEV has no filing requirement for Texas on a separate entity basis. UNEV’s operating agreement provides that its Board of Directors, if it determines UNEV has net cash, is to distribute 40% of its taxable income to its members for their tax liability created by UNEV.

Regulatory Requirements – These financial statements are prepared in accordance with accounting principles generally accepted in the United States. The information contained in these financial statements may differ in some respects from the information filed with the Federal Energy Regulatory Commission (“FERC”).

3. Related Parties

HFC was the largest shipper on the pipeline operating under a ten-year transportation agreement. Sinclair is the other shipper on the pipeline operating under a ten-year transportation agreement. All transactions with HFC and Sinclair have been labeled as affiliate transactions on the balance sheet and statement of operations.

In June 2011, Holly Energy Partners (“HEP”) was appointed the operator of UNEV. We paid management fees to HEP totaling $525,000 for the year ended December 31, 2011, which are included in operating costs.

Employees who provide direct services to us are employed by Holly Logistic Services, L.L.C., a subsidiary of HFC which is the general partner of HEP’s general partner. These employees’ costs, including salaries, bonuses, payroll taxes, benefits, and other direct costs, are charged to us monthly. We paid $449,000 with respect to such costs for the year ended December 31, 2011, which are included in operating costs.

4. Properties and Equipment

December 31, 2011
(in thousands)
Pipelines and terminals	$229,423
Construction in progress	157,653
Land and right of way	16,755
Buildings and other	1,047

404,878
Less accumulated depreciation	(3,591)

$401,287

UNEV Pipeline, LLC

Notes to Financial Statements (continued)

5. Restricted Cash

The restricted cash consists of $1.0 million held in an escrow account pursuant to an agreement among UNEV, a utility services contractor and the financial institution. The escrow agreement was entered following settlement of certain claims between UNEV and the contractor regarding asset construction work. Funds will be released to UNEV or the contractor upon mutual agreement or pursuant to the determination of a court of competent jurisdiction if UNEV and the contractor are unable to reach an agreement.

6. New Accounting Standards

Presentation of Comprehensive Income

In June 2011, an accounting standard update was issued that requires the presentation of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements and eliminates the option to present the components of other comprehensive income in the statement of stockholders’ equity. This standard is effective January 1, 2012 and will be applied retrospectively. This standard will not have an impact on our financial condition, results of operations and cash flows.

7. Subsequent Events

Effective January 1, 2012, we entered into ten-year transportation agreements with HFC and Sinclair, which ten-year term commenced on March 1, 2012, and will result in minimum annualized payments to UNEV of $15.6 million and $7.4 million, respectively.

On July 12, 2012, HEP acquired HFC’s 75% interest in UNEV. HEP paid consideration consisting of $260.0 million in cash and 1,029,900 of their common units. Under the terms of the transaction, HEP also issued to HFC equity interests in its wholly owned subsidiary that entitles HFC to an interest in HEP’s share of future UNEV profits beginning in 2015 through 2032, subject to a cap of approximately $34.0 million and certain other limitations.

We have evaluated subsequent events through September 25, 2012.